Exhibit 10.3
SEPARATION AGREEMENT & RELEASE

This is a Separation Agreement (“Agreement”) between The Home Depot, Inc. (the “Company” or “Home Depot”) and Jeff Kinnaird (the “Executive”).

WHEREAS, Company and Executive intend the terms and conditions of this Agreement to govern all issues related to Executive's employment and termination from Company and its subsidiaries and, except as otherwise expressly provided in the Agreement, to supersede and replace the provisions in any of the Executive’s employment letters; and

WHEREAS, Executive acknowledges that Executive has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Agreement; and

WHEREAS, Company advises Executive to consult with a lawyer before signing this Agreement; and

WHEREAS, Executive acknowledges that the consideration provided to Executive under this Agreement is sufficient to support the release of claims Executive provides to Company in Paragraph 7 and confidentiality provision and restrictive covenants in Paragraphs 8 and 9 below; and

WHEREAS, Executive represents that Executive has not filed any charges, claims or lawsuits against Company involving any aspect of Executive’s employment; and

WHEREAS, Executive understands that Company regards the above representations by the Executive as material terms of this Agreement and that Company is relying on these representations in entering into this Agreement,

NOW, THEREFORE, Company and Executive agree as follows:

1.    Termination Date. Executive’s Termination Date shall be March 31, 2023 (“Termination Date”), which shall be the Executive’s last day of work. Executive hereby resigns, effective as of the Termination Date, from any and all positions as an officer or member of the board of directors, as applicable, of The Home Depot, Inc. and each of its subsidiaries and affiliated companies. Executive shall not accrue any vacation days or vacation credit subsequent to the Termination Date.

2.    Separation Payment. Executive shall receive twenty-four (24) monthly separation payments of $62,500.00 each, subject to applicable tax withholding, commencing within thirty (30) days of the Termination Date. Payments under this section will cease if Executive secures employment during the 24-month period commencing with the Termination Date. If Executive’s new employment results in base compensation that is less than $62,500 per month, Company will pay the difference, provided that Executive provides reasonable documentation satisfactory to the Company, for the applicable months that remain during the 24-month period referenced in the preceding sentence.

3.    Bonuses. Executive will receive a cash payment of $2,000,000.00 (subject to applicable tax withholding), payable within thirty (30) days of the Effective Date. Beyond this cash payment and the Management Incentive Plan (“MIP’’) for FY2022, Executive will not be eligible for bonus payments of any other kind.

4.    Benefits.

(a)The Executive’s benefits shall end on the Termination Date, pursuant to the terms of the applicable benefit plans and applicable law. Executive shall receive a lump sum payment of $12,000.00 (subject to applicable tax withholding) within thirty (30) days of the Effective Date as an off-set for the Executive’s healthcare costs.

(b)Executive shall be provided with tax preparation services for annual income tax filing in the United States and Canada for a period of five (5) years through the 2026 tax year.

(c)Executive shall be provided the following repatriation benefits to assist in moving back to Canada from the United States: (a) packing and hauling of typical household belongings and the shipment of one automobile for moves between 500-1,500 miles and two automobiles if the move is over 1,500 miles; (b) if your automobile is not shipped and you choose to sell your automobile, the Company will reimburse you for the difference between the fair market value and the actual sales price for the make, model and year of the car.  Fair market value will be determined by either the current N.A.D.A. Used Car Guide or the average of three (3) written appraisals if no guide value exists; (c) reimbursement for eligible travel expenses to new location;  (d) to assist with the sale of your home purchased at [****]1, the Company will extend an Appraised Value Offer (guaranteed buy-out) utilizing a third party home purchase provider (some exclusions apply).  You will also be reimbursed loss-on-sale based on the difference in the contract purchase price and the contract sale price.  Contract purchase price to be adjusted to include cost of renovations of house located at [****]1 (receipts required). Appropriate taxes will be withheld from the loss-on-sale.  Executive shall not list this home or contact a Realtor without express consent of the Company.

All requests for reimbursement of the foregoing relocation benefits must be submitted within 30 days of the expense being incurred and reimbursement will be made within 30 days thereafter.  If you have questions regarding any of the relocation benefits, Executive may contact [****]1, Manager of Relocation, at [****]1.

Executive shall not be entitled to any other benefits except as expressly provided for in this Agreement.

1 Redacted personal information pursuant to Item 601(a)(6) of Regulation S-K.

5.    Stock Options/Restricted Stock Units/Performance Shares:

(a)All of Executive’s options to purchase Company’s common stock (“Options”) that vested before or vest on the Termination Date will be cancelled and forfeited unless exercised by the earlier of: (a) twelve (12) months after the Termination Date; or (b) the expiration of the Options. Pursuant to the schedule set forth in Attachment A to this Agreement, 9,086 of Executive’s outstanding, unvested Options will be accelerated to vest on the Termination Date. Notwithstanding the foregoing, all Options are subject to forfeiture for any breach as provided in the paragraph titled Breach/Misconduct by Executive.

(b)Pursuant to the schedule set forth in Attachment A to this Agreement, the restrictions on Executive’s 2,873.1355 outstanding restricted stock units (“Restricted Stock Units”) are hereby amended to continue vesting as described below and these Restricted Stock Units will not be forfeited on the Termination Date. The 2,873.1355 Restricted Stock Units will be “Delivered” on the following dates: 760.2779 Restricted Stock Units will be Delivered as of November 19, 2023; 1,432.3879 Restricted Stock Units will be Delivered as of March 24, 2024; and 680.4697 Restricted Stock Units will be Delivered as of March 23, 2025. For purposes of this section 5(b), Delivered means transferred to Executive not later than ninety (90) days following the dates set forth above, which are the original vesting dates for these Restricted Stock Units. Executive and Company agree that Company shall not be required to issue any shares to Executive before the date the shares may be Delivered, as set forth in this Paragraph 5(b). All other of Executive’s Restricted Stock Units shall be forfeited on the Termination Date. Notwithstanding the foregoing, all 2,873.1355 Restricted Stock Units are subject to forfeiture for any breach as provided in the paragraph titled Breach/Misconduct by Executive.

(c)Executive and Company acknowledge that the Restricted Stock Units referenced in Paragraph 5(b) shall constitute taxable income to Executive when Delivered, provided, however, that the Restricted Stock Units may be taxable to Executive for purposes of Social Security and Medicare taxes at the time of lapse of risk of forfeiture; and that the Options referenced in Paragraph 5(a) shall be taxable to Executive when such Options are exercised. Accordingly, Executive acknowledges the Executive’s obligations to pay all related applicable federal, state and local income and employment taxes, and that Company is required to withhold applicable taxes with respect to these Restricted Stock Units and vested Options. Accordingly, Executive hereby authorizes Company to withhold and surrenders to Company a sufficient number of shares necessary to satisfy said withholding obligations.

(d)Executive will forfeit all Performance Shares earned under the terms of Executive’s FY2021-FY2023 and FY2022-FY2024 Performance Share Award Agreements.

(e)Executive will not be eligible to receive any other equity or equity-based awards, other than as provided in Paragraphs 5(a) and 5(b).

(f)Executive is solely responsible for ensuring that the Executive’s equity or equity-based awards are properly credited, exercised and handled as provided by the terms of the awards as modified by this Agreement. Executive acknowledges that the Executive may not rely on the Merrill Lynch website to determine the exercise or expiration dates of the Executive’s equity or equity-based awards. Executive should direct any inquiries to the Atlanta Branch of Merrill Lynch at 404-264-7274; however, Company is not responsible for any incorrect information Executive might receive from Merrill Lynch.

6.     Outplacement Services. Executive is eligible for Company-provided outplacement services for a period not to exceed twelve (12) months. The outplacement service will end the earlier of either (a) the last day of the 12-month period, or (b) Executive's acceptance of other employment. Such services shall be provided through an agency selected by the Company. Executive will be contacted by the outplacement agency after their executed Agreement is received by the Company.

7.    Release of Claims. Executive and the Executive’s heirs, assigns, and agents release, waive and discharge Company, its past and present subsidiaries, affiliates and related entities (including but not limited to Home Depot of Canada Inc.), and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents (collectively “Releasees”) from each and every claim, action or right of any sort, known or unknown, arising on or before the date Executive signs this Agreement. The claims that are released, waived and discharged include, but are not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, genetic information, age, or citizenship status; any other claim based on any local, provincial, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the WARN Act, GINA, the Age Discrimination in Employment Act of 1967, as amended, or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or a claim alleging a breach of a covenant of good faith and fair dealing; or any claim for back pay, front pay, severance pay, termination pay/pay in lieu of notice, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, workers’ compensation benefits, health, disability or medical insurance, or any other employee or fringe benefit. Notwithstanding the foregoing, this Paragraph 7 expressly does not include a release of any claim that cannot be released hereunder by law. The payments, equity, equity awards and other benefits that are provided to Executive in this Agreement shall be the sole relief (i.e., monetary payment or other remedy) provided to Executive from Company, or from any of the other Releasees, for the claims that are released by the Executive in this Agreement.

8.    Confidential Information and Trade Secrets.

(a)Executive acknowledges that through the Executive’s employment with Company the Executive was a key employee who acquired and had access to Confidential Information of Company, its subsidiaries, affiliates or related entities, including but not limited to Home Depot of Canada Inc.. Hereinafter, the Company and its subsidiaries, affiliates and related entities, including but not limited to Home Depot of Canada, Inc., are referred to collectively as the “Company-Related Parties.” Executive agrees that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledges that the Company-Related Parties have taken all reasonable steps necessary to protect the secrecy of the Confidential Information. Executive further acknowledges that the Executive has not published, disclosed or used any of this Confidential Information except in accordance with the Executive’s duties for Company. Executive agrees that Executive will hold in confidence all Confidential Information of the Company-Related Parties and will not disclose, publish or make use of such Confidential Information. Executive further agrees to return to Company, on or before the Effective Date, all documents, electronic storage devices, or any other item or source containing Confidential Information, or any other property, of the Company-Related Parties. “Confidential Information” shall include any data or information that is valuable to the Company-Related Parties and not generally known to competitors or other outsiders, regardless of whether the Confidential Information is in printed, written, or electronic form, retained in Executive’s memory, or has been compiled or created by Executive. This includes, but is not limited to information related to the Company-Related Parties’: operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, and/or other business processes.

(b)Executive acknowledges and agrees that any work product, including without limitation concepts, designs, notes, reports, documentation, drawings, computer programs (source code, object code, and listings), ideas, inventions (whether or not patentable), trade secrets, improvements, creations, scientific and mathematical models, writings, works, works of authorship (whether or not copyrightable), theses, books, lectures, illustrations, devices, masks, models, work-in-process, photographs, pictorial, graphical or audiovisual works or sound recordings or video recordings, prints, and deliverables, and any other subject matter which is or may become legally protectable or recognized as a form of property, and all materials contained therein and prepared in connection therewith and/or therefrom, whether in draft or final form (collectively, “Work Product”), which were designed, created, conceived, developed or reduced to practice, writing or publication by Executive, either solely or jointly with others, during Executive’s employment with Home Depot, which relate to or are useful in the Company-Related Parties’ business, or which derive in any way from using the Company-Related Parties’ property, are considered works made for hire and are owned by, and deemed the exclusive property of, Home Depot. Without in any way limiting the foregoing, and without any further compensation, in the event that it is determined that any Work Product does not qualify as a work made for hire or that it is not otherwise owned by Home Depot, you agree to assign and do hereby assign to Home Depot your right, title, and interest in and to any Work Product, whether now existing or created in the future, that arose from your employment with Home Depot, or that derives in any way from using the Company-Related Parties’ property. You further agree to execute any additional documents that Home Depot deems, in its sole discretion, necessary to vest ownership of Work Product with Home Depot or perfect such intellectual property rights in the United States and any other jurisdiction worldwide.

(c)Executive also acknowledges that through the Executive’s employment with Company the Executive has acquired and had access to Trade Secrets of the Company-Related Parties. Executive agrees that the Company may prevent the use or disclosure of Trade Secrets of the Company-Related Parties through use of an injunction or other means and acknowledges that the Company-Related Parties have taken all reasonable steps necessary to protect the secrecy of the Trade Secrets. Executive agrees to hold in confidence all Trade Secrets of the Company-Related Parties that came into the Executive’s knowledge during employment by Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret. “Trade Secret” means that information defined by the Georgia Trade Secrets Act, O.C.G.A. Sec. 10-1-761, or other applicable trade secrets statute or act. Executive further acknowledges that the Executive has not published, disclosed or used any Trade Secrets of the Company-Related Parties except in accordance with the Executive’s duties for Company.

(d)If after the Termination Date Executive works or provides services for a vendor supplying product or services to the Company, Executive acknowledges that the Company will not conduct business with Executive before March 31, 2024 (“cooling period”). During the cooling period, Executive will not have any access to Company facilities for business purposes, and Executive will not be allowed to participate in any meetings with current Company associates while Executive is working for the vendor.

(e)Nothing in this Paragraph 8 prohibits Executive from exercising any of the rights specified in Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings).

9.    Non-Competition and Non-Solicitation.

(a)Non-Competition.

Executive acknowledges that during the Executive’s employment and at the time of Executive’s termination, the Executive received training and Confidential Information regarding, among other things, the Company-Related Parties’ operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, and/or other business processes, and that Executive has been provided and entrusted with access to the Company-Related Parties’ customer and employee relationships and goodwill. Executive further acknowledges that such Confidential Information, including Trade Secrets and other business processes, are utilized by the Company-Related Parties throughout the entire United States and in other locations in which it conducts business. Executive further acknowledges and agrees that the Company-Related Parties’ Confidential Information, customer, service provider, vendor and employee relationships, and goodwill are valuable assets of the Company-Related Parties and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement. In exchange for the consideration set forth in this Agreement, which Executive would not receive and to which Executive is not entitled in the absence of this Agreement, Executive’s post-employment obligations with regard to unfair competition and solicitation are set forth in this Paragraph 9. Consequently, Executive shall not, during the Restricted Period, directly or indirectly, enter into or maintain an employment, contractual or other business relationship in the United States or Canada in which (A) Executive owns an equity interest in a Competitor greater than one percent (1%) of its outstanding equity, or manages, operates, finances, or controls a Competitor; or (B) Executive provides services or performs duties for a Competitor that (i) are the same as or similar to the services or job duties Executive performed for the Company at any point during the two-year period prior to the Termination Date, or (ii) involve executive, managerial, financial, or other significant leadership responsibilities.

“Competitor” shall mean:

(X) the following companies or entities, including their successors, subsidiaries, affiliates, franchisees, or business units: Lowe’s Companies, Inc.; Amazon.com, Inc.; Menard, Inc.; Floor & Decor Holdings, Inc.; Canadian Tire Corporation; Lowe’s Canada; RONA; Home Hardware; Wayfair Inc.; and Walmart Inc.;

(Y) any company or entity that sells or offers Competitive Products or Services that, in combination with its subsidiaries, affiliates, franchisees, or business units (a) operates more than 100 retail outlets across the United States and Canada or (b) generates more than $500 million in annual revenue in the United States or more than $50 million CAD in annual revenue in Canada; or

(Z) any company or entity that is formed through, or as a result of, a sale, merger, combination, renaming, restructuring, spin-off, or other corporate transaction involving a business or entity defined in clause (X) or (Y) of this definition, and which sells Competitive Products or Services.

    “Competitive Products or Services” means anything of commercial value of the type offered, provided, or sold by the Company-Related Parties in the United States or Canada within two (2) years prior to the Termination Date and during the Restricted Period, including, without limitation: goods; personal, real, or intangible property; services; financial products; business opportunities or assistance; or any other object or aspect of business conducted or provided by the Company-Related Parties.

“Restricted Period” shall mean the period during which Executive is employed with the Company and for a period of twenty-four (24) months following the Termination Date, regardless of the reason for such termination.

In the event Executive wishes to enter into any relationship or employment on or before the end of the Restricted Period that would violate the above non-compete provision, Executive agrees to request written permission from Company’s Executive Vice President, Human Resources before entering any such relationship or employment. Company may approve or not approve of the relationship or employment at its absolute discretion.

(b)Non-Solicitation of Company Employees.

Executive acknowledges that through Executive’s employment with the Company, Executive acquired and had access to Confidential Information concerning the performance and qualifications of employees of the Company-Related Parties. Accordingly, Executive agrees that on or before March 31, 2025, Executive will not directly or indirectly, on Executive’s own behalf or on behalf of any other entity or person, Solicit any person who is or, during the last twelve (12) months of Executive’s employment with the Company was an employee of any of the Company-Related Parties, with whom Executive had material contact during Executive’s employment with the Company, or with respect to whom Executive obtained or had authorized access to Confidential Information while employed with the Company, to terminate his or her employment or other relationship with any of the Company-Related Parties, or to refer any such employee without prior written approval from Company’s Executive Vice President, Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

(c)Reasonableness of Restrictions.
Executive acknowledges that the covenants in this paragraph: (i) are reasonable, appropriate, necessary, and narrowly tailored to protect the legitimate business interests of the Company-Related Parties, including but not limited to their legitimate interest in protecting valuable Confidential Information, Trade Secrets, customer goodwill, and specialized training provided to Executive; (ii) are reasonable in terms of time, geographic scope, and activities restricted; (iii) are sufficiently described; (iv) are designed to prevent unfair competition and not to stifle the inherent skill and experience of Executive; (v) that Executive’s full compliance with such restrictions will not unduly or unreasonably interfere with Executive’s ability to obtain and undertake other gainful future employment; and (vi) do not confer a benefit upon the Company that is disproportionate to the detriment to Executive. Executive and the Company acknowledge and agree that there are a number of unique circumstances that provide the Company with protectable interests that justify and necessitate the 24-month non-competition and non-solicitation restrictions in this Paragraph 9. As one of the Company’s senior-most officers, Executive has been involved in developing, and has had unique access to, the Company’s Confidential Information, including its plans and strategies for the business, personnel leadership, talent management, and succession. This involvement and access has enabled Executive to learn information about the skills, capabilities, strengths, and development opportunities of Company personnel, as well as information about their compensation, bonuses, and performance, and Company plans and strategies for same. In addition, Executive’s senior position at the Company has provided Executive with a unique and special access to the Company’s non-public business plans, strategies, and methods. Furthermore, Executive’s role with the Company has enabled Executive to utilize the Company’s goodwill to develop relationships with subordinate employees throughout the Company. Executive further acknowledges that Executive had a full and free choice as to whether to accept the terms of this Agreement, including the terms of this Paragraph 9, and that by accepting the consideration contained herein, Executive consents to be bound by all terms of this Agreement.

10.    Breach/Misconduct by Executive. The Company’s obligations to Executive under this Agreement are expressly contingent on Executive’s performance of Executive’s obligations under this Agreement, including but not limited to the terms of Paragraphs 8 and 9.

(a)Forfeiture, Clawback, and Liquidated Damages. Executive acknowledges that it may be difficult to quantify monetary damages in the event of a breach of this Agreement. Accordingly, Executive agrees that any breach of this Agreement will result in the immediate cessation of any payments set forth in Paragraphs 2 and 3, the immediate forfeiture and cancellation of any outstanding equity or equity awards held by Executive, including but not limited to the equity or equity awards identified in Paragraphs 5(a), 5(b) and 5(d) and will entitle the Company to all its remedies allowed in law or equity, including but not limited to the return of any shares of common stock and/or the proceeds Executive received from the sale of any such shares (except for $1,000 which amount shall constitute the consideration for the release of claims in Paragraph 7). If Executive breaches any provisions of this Agreement, including Paragraphs 8 or 9, or the Company discovers after the termination of Executive’s employment that grounds existed for Cause at the time of Executive’s termination, then, in addition to any other remedy available (on a non-exclusive basis), Executive shall pay to the Company, within thirty (30) days of the Company’s written request, an amount, specified by the Company, up to the sum of the then-current market value of the shares of the Company’s common stock that Executive holds that were granted by any awards issued by the Company and the aggregate after-tax proceeds Executive received upon the sale or other disposition of any shares of common stock on or after Termination Date. Executive also agrees that the then-current market value of any remaining shares of the common stock that Executive holds that were granted by the Company, and any after-tax proceeds Executive received from the sale of any such shares on or after Termination Date, to the extent Executive has not already remitted such amounts to the Company pursuant to the terms of this Paragraph 10, shall be a fair and reasonable measure of the Company’s damages for Executive’s material breach and does not constitute a penalty.

(b)    Injunctive Relief. Executive further agrees that any breach by Executive of Paragraphs 8 or 9 of this Agreement will cause the Company irreparable harm and shall entitle the Company to an injunction to prevent a further breach of this Agreement by Executive, in addition to any and all remedies available to the Company. Executive acknowledges and agrees that quantifying the damages suffered by the Company for Executive’s breach of any portion of Paragraphs 8 or 9 might not be possible or feasible or provide adequate compensation to the Company at law and that the balance of the hardships tips in favor of enforcing this Agreement. Accordingly, Executive agrees that the Company shall be entitled, if any such breach shall occur or be either threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach.

(c)    Attorney Fees and Tolling. In addition to any other remedies available to the Company in the event Executive breaches any portion of Paragraphs 8 or 9 of this Agreement, the Company shall be entitled to recover its reasonable attorney fees if it succeeds in obtaining an injunction against Executive for breach or threatened breach of Paragraphs 8 or 9 or otherwise proving in court that Executive violated any provision of Paragraphs 8 or 9. Should legal proceedings be initiated by the Company to enforce the restrictive covenants contained in Paragraphs 8 or 9 of this Agreement, the commencement of the Restricted Period will begin on the date of the entry of an order granting the Company injunctive, monetary or other relief from Executive’s actual or threatened breach of this Agreement. Executive acknowledges that the purpose and effect of Paragraphs 8 and 9 would be frustrated by measuring the duration of the Restricted Period from the termination of Executive’s employment where Executive failed to honor Executive’s obligations until directed to do so by court order.
(d)    Definition of “Cause.” For purposes of Paragraph 10, “Cause” means a finding by the Company that Executive has (i) committed any felony or committed a misdemeanor involving theft or moral turpitude, (ii) committed any act or omission that constitutes neglect or misconduct with respect to Executive’s employment duties which results in economic harm to the Company, (iii) violated the Company’s code of conduct (including, but not limited to, policies prohibiting sexual harassment, discrimination, workplace violence, or threatened violence), (iv) violated any of the Company’s substance abuse, compliance or any other policies applicable to Executive, which may be in effect at the time of the occurrence, or (v) breached any material provision of any offer letter, award agreement, employment, non-competition, intellectual property or other agreement, in effect at the time of the breach, between Executive and the Company.

11.    Executive Availability. Executive agrees to make themself reasonably available to Company and to respond promptly to any requests by Company for information pertaining to or relating to Company-Related Parties, agents, officers, directors or employees which may be within the knowledge of Executive. Executive agrees to cooperate fully with the retention and collection of any documents or data in connection with any and all existing or future litigation, charges, or investigations, including collection of documents or data in Executive’s personal custody or control. Executive also agrees to assist and fully cooperate with, and to direct their counsel to assist and fully cooperate with, Company and its attorney(s) in connection with any and all existing or future litigation, charges, or investigations brought by or against Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature (collectively “proceedings”), including, but not limited to, agreeing to be interviewed as requested by the Company and providing to Company’s attorneys, without restriction or limitation, any information relating to Executive’s knowledge of the facts concerning the issues encompassed by such proceedings. Executive acknowledges that Executive has informed the Executive Vice President, Human Resources of any conduct within Executive’s knowledge that constitutes a violation of the Company’s compliance policies, its code of conduct, or of any law, including but not limited to policies prohibiting discrimination or harassment. Executive agrees that if Executive becomes aware of any such conduct in the future that Executive will inform the Executive Vice President, Human Resources within ten (10) days. However, Executive is not required to report information or disclose Executive's participation in matters subject to Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings) or otherwise protected from disclosure by applicable law. In conjunction with Executive’s commitments under this paragraph, Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

12.    Non-Disparagement. Executive agrees that Executive will not directly or indirectly publish, communicate, make or cause to be made any statements or opinions that disparage, criticize or that would be derogatory to or otherwise harm the business or reputation of Company-Related Parties, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents to anyone, including but not limited to the media, internet blogs, social media, public interest groups and publishing companies.

Nothing in this Paragraph 12 prohibits Executive from exercising any of the rights specified in Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings).

13.    Insider Trading. Executive acknowledges that for a period of six (6) months beginning with the Termination Date, Executive will remain subject to the restrictions of Company’s Securities Laws Policy applicable to Directors, Officers, and Designated Associates, which permits trading only during designated window periods. After expiration of said six (6) month period, the Securities Law Policy will no longer apply to Executive. However, Executive acknowledges that through the Executive’s employment with Company the Executive may have learned material, non-public information regarding Company. The federal securities laws prohibit trading by persons while aware of material, non-public information. Executive should seek advice of the Executive’s legal counsel before conducting any transactions in Company’s stock if Executive thinks the Executive may possess such information.

14.    Future Employment. The payments in this Agreement are in consideration for Executive's release of claims, including claims for lost future earnings. Accordingly, Executive hereby understands and agrees that the Executive will not be re-employed by Company or its current (as of the Effective Date) subsidiaries, affiliates, or related entities in the future and that Executive will never knowingly apply to Company or its current (as of the Effective Date) subsidiaries, affiliates, or related entities in the future for any job or position.

15.    Non-Interference and Right to Participate in Agency Proceedings.

(a)Notwithstanding anything to the contrary in this Agreement, or any other agreement between Executive and the Company, or any provision of any Company code of conduct, employee manual, confidentiality policy, or similar Company document, Executive has the right to: (i) report, file a charge, or otherwise respond to or cooperate with an investigation into possible violations of state or federal laws or regulations within the jurisdiction of any governmental agency or entity, including but not limited to the U.S. Congress, the Department of Justice, the SEC and/or its Office of the Whistleblower (www.sec.gov/whistleblower; Office of the Whistleblower Hotline at 202-551-4790), any other similar office of a federal or state agency, the Equal Employment Opportunity Commission or any other governmental agency that investigates or enforces employment discrimination laws; (ii) report (either with or without a lawyer) possible violations of the federal securities laws or regulations to any governmental agency or entity, either anonymously or otherwise; (iii) make disclosures that are protected or required under the whistleblower provisions or other provisions of any relevant federal, state or local law or regulation; (iv) cooperate voluntarily with, or respond to any inquiry from, or provide testimony before, the SEC, or any other federal, state or local regulatory or law enforcement authority; (v) make reports or disclosures to law enforcement or regulatory authorities without prior authorization of, or notice to, the Company; or (vi) receive a whistleblower award or other monetary payment from a federal government agency for reporting information to such agency.

(b)Pursuant to 18 U.S.C. § 1833(b), nothing in this Agreement, nor any other agreement or Company policy, shall be interpreted to expose Executive to criminal or civil liability under federal or state trade secret law for disclosure, in confidence, of Trade Secrets (i) to federal, state, and local government officials, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order. If Executive files a lawsuit for retaliation for reporting a suspected violation of the law, Executive may disclose Trade Secrets to their attorney and use the Trade Secret information in a court proceeding, provided that Executive files any document containing the Trade Secret under seal and Executive does not otherwise disclose the Trade Secret except pursuant to court order.

16.    Severability and Modification of Provisions. If any of the provisions of this Agreement involving Executive’s post-employment activities should ever be held by a court of competent jurisdiction to exceed the scope permitted by applicable law, or otherwise be deemed to be legally invalid or unenforceable, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests. In the event such provision or provisions cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms, provisions, covenants, and restrictions contained in this Agreement shall remain unaffected and will in no way be affected, impaired, or invalidated.

17.    Right to Revoke This Agreement. Executive may revoke this Agreement in writing within seven (7) days of signing it by sending written notice of revocation to Company’s Executive Vice President, Human Resources. The Agreement will not take effect until the

Effective Date. If Executive revokes this Agreement, all of its provisions shall be void and unenforceable.

18.    Effective Date. The Effective Date shall be the day after the end of the seven-day period for revocation described in the paragraph titled Right to Revoke This Agreement.

19.    Non-Assignment by Executive; Successor and Assigns. Executive represents and warrants that as of the date of this Agreement the Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim. Executive hereby agrees to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorney fees, causes of action or judgments based on or arising out of any such assignment or transfer. The terms of this Agreement shall be binding on, and in favor of, the Company’s successors in interest and assigns.

20.    Confidentiality. The Executive shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Executive’s spouse and the Executive’s legal or financial advisor, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Executive disclose or produce this Agreement or any terms or conditions thereof, the Executive shall immediately provide written notice to the Executive Vice President, Human Resources of the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

21.     Taxes and Section 409A. To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”).  Executive’s Termination shall constitute a “separation from service” pursuant to Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s Termination Date shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or upon Executive’s death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Agreement shall be construed as a separate identified payment for purposes of the Code, including Section 409A.  With respect to expenses eligible for reimbursement and in-kind benefits under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement and in-kind benefits in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, (ii) the rights to reimbursement or in-kind benefits are not subject to liquidation or exchange for any other benefit, and (iii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. Company makes no representation or warranty to Executive or other person regarding compliance with, or exemption from, Section 409A with respect to any payment or benefit provided by this Agreement.  Executive agrees that the Executive shall bear sole and exclusive responsibility for any and all federal, state, local or other tax consequences (including, without limitation, any and all tax liability under Section 409A) of this Agreement, and fully indemnifies and holds the Company harmless therefore.  Executive should consult with the Executive’s own tax advisor in connection with this Agreement and its tax consequences.

22.    Entire Agreement. This Agreement constitutes the entire understanding between the parties, except that this Agreement, unless it specifically states otherwise, does not supersede or limit Executive’s post-employment restrictions or obligations to the Company-Related Parties, that may be contained in any other agreement between Executive and the Company-Related Parties, such as an offer letter, equity award agreement, 401(k) Plan or similar document. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by Company’s Executive Vice President, Human Resources.

23.    Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to any choice of law provisions thereof that would require the application of any other jurisdiction’s laws. Executive hereby irrevocably submits any dispute arising out of or relating to this Agreement to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or, if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. Executive also irrevocably waives, to the fullest extent permitted by applicable law, any objection Executive may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to personal jurisdiction and to accept service of legal process from the courts of Georgia. Executive agrees to accept service of process by mail or by any other means sufficient to ensure that Executive receives a copy of the items served.

Executive understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

The Home Depot, Inc.

By:     /s/ Tim Hourigan
Tim Hourigan
Executive Vice President - Human Resources

Date Signed:     4/17/23

Executive

By:     /s/ Jeff Kinnaird
Jeff Kinnaird

Date Signed:     April 17th, 2023